Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated September 13, 2024, is made by and between EKNRH Holdings LLC (“Seller”) and Engaged Capital Flagship Master Fund, LP (“Buyer”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Parties”.

WHEREAS, Seller is the legal and beneficial owner of common units of Authentic Brands LLC, upon redemption of which Seller has the right to acquire shares of Class A Common Stock, par value $0.0001 per share (the “Shares”), of BRC Inc. (the “Company”);

WHEREAS, one of Buyer’s Affiliates (as defined below) is a member of the Company’s board of directors (a “Director”);

WHEREAS, Seller is controlled by the Executive Chair of the Company;

WHEREAS, the Company is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, for good and valuable consideration, Seller desires to transfer and sell to Buyer all right, title and interest in 684,542 Shares (the “Purchase Shares”), and Buyer desires to purchase all such right, title and interest in the Purchase Shares, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Sale of Purchase Shares.

a.Shares to be Acquired. Upon and subject to the terms and conditions of this Agreement, and upon the representations, warranties and covenants herein made, Seller hereby agrees to and shall transfer and sell to Buyer, and Buyer agrees to and shall purchase from Seller, all of the Purchase Shares for a price per Purchase Share equal to $3.17 or $2,169,998.14 in the aggregate (the “Purchase Price”). The settlement of the purchase and sale of the Purchase Shares shall take place remotely via the exchange of documents and signatures within two (2) business days of the date hereof as mutually agreed upon by the Parties (the “Settlement”), by electronic delivery to Buyer of the Purchase Shares held in record and purchased from Seller pursuant hereto to a Pershing LLC account for the benefit of Buyer, against payment of the Purchase Price as provided in Section 1(b) below. In connection with such sale, Seller shall take such actions as shall be necessary to cause the redemption of a number of common units of Authentic Brands LLC equal to the number of Purchase Shares, in exchange for the Purchase Shares, and Seller shall also surrender an equal number of shares of Class B Common Stock of the Company.

b.Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, upon the representations, warranties and covenants made herein, and in consideration of its acquisition of the Purchase Shares from Seller, Buyer hereby agrees to deliver to Seller an amount of cash equal to the Purchase Price by wire transfer of immediately available funds to the account set forth on Exhibit A attached hereto. Payment of the Purchase Price will occur on the business day immediately following receipt by Buyer of confirmation from Pershing LLC that the Purchase Shares have been effectively transferred (which payment may occur on more than one day as Purchase Shares are transferred).

2.Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which representations and warranties shall survive the Settlement, the following:

a.Seller is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

b.At the time of the Settlement, the Purchase Shares will be wholly owned by Seller free and clear of all liens, agreements, security interests, claims, charges and encumbrances of any kind and nature, and no third-party will hold any right or interest (beneficial or otherwise) in the Purchase Shares.

c.This Agreement is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

d.Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein, and has taken all necessary action to authorize the execution, delivery and performance by Seller of this Agreement. The consent of no other party or entity is necessary for the consummation by Seller of the transactions contemplated herein, except that the approval of the Company’s insider trading compliance officer is required and has been obtained.

e.The execution, delivery and performance by Seller of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, the governing organizational documents of Seller, any provision of state or federal law to which Seller is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Seller is a party or by which Seller may be bound, except in each case as would not adversely affect Seller’s performance of its obligations hereunder, and will not result in the creation of any lien upon the Purchase Shares.

f.Seller understands that the Purchase Shares may appreciate in value after the execution of this Agreement and Seller confirms that one of Seller’s Affiliates is a Director and has received or has had full access to all the information Seller considers necessary or appropriate to make an informed decision to sell the Purchase Shares. In determining whether to sell the Purchase Shares, Seller has relied on Seller’s knowledge and understanding of the Company and its business based upon Seller’s access to information. Seller understands that no person or entity (including, without limitation, the Company or its officers or Directors) has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Seller has not relied on any other representations or information in making Seller’s decision to sell the Purchase Shares, whether written or oral, relating to the Company, its operations and/or its prospects.

g.Seller is not aware of any person that has been or will be paid (directly or indirectly) remuneration for their participation in the offer and sale of the Purchase Shares.

h.No governmental, administrative or other third-party consents or approvals are required, necessary or appropriate in order for Seller to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchase Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever (other than as created by Buyer).

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i.There is no action, suit, investigation or proceeding pending, to the knowledge of Seller, threatened against or affecting Seller which: (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

j.Seller understands that Seller (and not Buyer) shall be responsible for any and all tax liabilities of Seller that may arise as a result of the transactions contemplated by this Agreement.

k.Seller acknowledges that Buyer, certain of Buyer’s affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (“Affiliates”)), and Buyer’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively, “Buyer Related Parties”) are existing stockholders and/or Directors of the Company and collectively have a representative on the Company’s board of directors. Seller acknowledges that it has adequate information concerning the Purchase Shares, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Purchase Shares, and has independently and without reliance upon Buyer or any Buyer Related Parties, and based upon such information as Seller has deemed appropriate, made its own analysis and decision to sell the Purchase Shares to Buyer. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

l.The Purchase Shares have been registered under the Securities Act pursuant to a registration statement and an amendment or amendments thereto, including any related prospectus included in such registration statement, filed by the Company with the U.S. Securities and Exchange Commission (File No. 333-263627) (the “Registration Statement”). Seller is selling the Purchase Shares to Buyer pursuant to the Registration Statement.

3.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, which representations and warranties shall survive the Settlement, the following:

a.Buyer is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

b.One of Buyer’s Affiliates is a Director and Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement.

c.This Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

d.Buyer has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein, and has taken all necessary action to authorize the execution, delivery and performance by Buyer of this Agreement. The consent of no other party or entity is necessary for the consummation by Buyer of the transactions contemplated herein, except that the approval of the Company’s insider trading compliance officer is required and has been obtained.

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e.At the time Buyer was offered the Purchase Shares, on the date hereof, and on the date of Settlement, Buyer was, is and will be, an “accredited investor” as defined by Rule 501 under the Securities Act. Buyer is acquiring the Purchase Shares for its own account and not with a view to the distribution thereof, nor with any present intention of distributing the same, in violation of the Securities Act, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, rules and regulations.

f.Buyer acknowledges and agrees that the Company is subject to the reporting requirements of Section 13 of the Exchange Act and confirms that in connection with Buyer’s purchase of the Purchase Shares, Buyer has had the opportunity to review the Company’s public filings as posted on the website of the U.S. Securities and Exchange Commission through the EDGAR system.

g. Buyer understands the risks associated with purchasing the Purchase Shares and Buyer affirmatively acknowledges and agrees that such Buyer has received the necessary or appropriate information to make an informed investment decision regarding the Purchase Shares. Buyer understands that the Purchase Shares may depreciate in value after the execution of this Agreement and Buyer confirms that it has received or has had full access to all the information Buyer considers necessary or appropriate to make an informed decision to purchase the Purchase Shares. In determining whether to purchase the Purchase Shares, Buyer has relied on Buyer’s knowledge and understanding of the Company and its business based upon Buyer’s own knowledge and access to information. Buyer understands that no person or entity (including, without limitation, the Company or its officers or Directors) has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Buyer has not relied on any other representations or information in making Buyer’s decision to purchase the Purchase Shares, whether written or oral, relating to the Company, its operations and/or its prospects.

h.Buyer has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Buyer is able to bear the economic risks of an investment in the Purchase Shares and to afford a complete loss of Buyer’s investment in the Purchase Shares.

i.The execution, delivery and performance by Buyer of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, the governing organizational documents of Buyer, any provision of state or federal law to which Buyer is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Buyer is a party or by which Buyer may be bound, except in each case as would not adversely affect Buyer’s performance of its obligations hereunder.

j.Buyer has carefully considered and has discussed with Buyer’s professional legal, tax, accounting and financial advisors, to the extent Buyer has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for Buyer’s particular federal, state, local and foreign tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for Buyer. Buyer relies solely on such advisors and not on any statements or representations of the Company, Seller or any of their respective agents.

k.Buyer understands that Buyer (and not Seller) shall be responsible for Buyer’s tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

l.No governmental, administrative or other third-party consents or approvals are required, necessary or appropriate on the part of Buyer in connection with the transactions contemplated by this Agreement.

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m.Buyer acknowledges that Seller, certain of Seller’s Affiliates, and Seller’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively, “Seller Related Parties”) are existing stockholders, officers and/or Directors of the Company. Buyer acknowledges that it has adequate information concerning the Purchase Shares, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the purchase of the Purchase Shares, and has independently and without reliance upon Seller or any Seller Related Parties, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to purchase the Purchase Shares from Seller. Buyer is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies. Buyer, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

n.Buyer understands that the Company was formerly a “shell company” and that Buyer’s resale of the Purchase Shares may be subject to limitations pursuant to Rule 144 under the Securities Act (including Rule 144(i)).

4.Settlement.

a.Time; Place; Outcome. The Settlement shall take place at such date and time determined by Buyer and Seller and as provided for in Section 1(a) herein. At the Settlement, Seller shall transfer to Buyer clear and marketable title to the Purchase Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Buyer the Purchase Shares in electronic form as provided for in Section 1(a) herein, and Buyer shall deliver the funds representing the Purchase Price to Seller as provided for in Section 1(b) herein.

b.At any time and from time to time after the Settlement, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

5.Miscellaneous.

a.Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all previous or contemporaneous verbal and written agreements, promises or understandings between the Parties with respect to the subject matter hereof. There are no other agreements, representations, or warranties set forth herein.

b.Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by email transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to Seller:

EKNRH Holdings LLC

[redacted]

Attention: Evan Hafer

Phone: [redacted]

Email: [redacted]

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With a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Mark D. Wood, Esq.

Phone: (312) 902-5493

Email: mark.wood@katten.com

If to Buyer:

Engaged Capital Flagship Master Fund, LP

c/o Engaged Capital, LLC

610 Newport Center Drive, Suite 950

Newport Beach, CA 92660

Attention: Glenn W. Welling

Phone Number: (949) 734-7900

Email: glenn@engagedcapital.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Ryan Nebel

Phone: (212) 451-2279

Email: RNebel@olshanlaw.com

c.Amendment and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the Parties. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

d.Survival of Agreements. All agreements, covenants, representations and warranties contained herein or made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Settlement.

e.Governing Law. This Agreement and all matters relating hereto or arising hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws principals thereof that would result in the application of the laws of any other jurisdiction.

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f.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party.

g.No Third-Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

h.Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

i.Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have duly executed this Stock Purchase Agreement as of the date first written above.

SELLER:

EKNRH HOLDINGS LLC

By:	/s/ Evan Hafer
	Name:	Evan Hafer
	Title:	Sole Manager

BUYER:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	ENGAGED CAPITAL, LLC, its General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer